Exhibit 10.1
American International Group, Inc.
2009-2010 Stock Salary Award Agreement
          AIG has awarded you an Annual Stock Salary payable in Shares. This Award Agreement sets forth the terms and conditions of your Annual Stock Salary.
     1. Status of Award. This Award is an employment inducement award being made in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual and covers your Annual Stock Salary from your Start Date through the end of 2010. Capitalized terms used but not otherwise defined in this Award Agreement have the meanings given in the attached Glossary of Terms.
     2. Annual Stock Salary.
          (a) Beginning on your Start Date, your Annual Stock Salary will accrue and be earned equally over the course of each year, subject to your continued employment. Your Annual Stock Salary may be changed from time to time by the Committee, including to increase, decrease or terminate your Annual Stock Salary.
          (b) On each date that your base salary with the Company is payable in accordance with the Company’s payroll practices then in effect (a “Grant Date”), you will be issued Shares equal to (1) the amount of your Annual Stock Salary earned over the relevant payroll period, net of any applicable tax withholdings and deductions pursuant to Paragraph 5(a), divided by (2) the closing price of a share of Common Stock on the New York Stock Exchange on that date (or, if the New York Stock Exchange is closed on the Grant Date, on the last preceding date on which the Common Stock was traded on that exchange). Cash will be paid in lieu of fractional Shares.
          (c) For any Grant Date that would have occurred during the period beginning on your Start Date and ending on the date of this Award Agreement, you are being issued Shares on the date of this Award Agreement determined on the basis of the closing price of a share of Common Stock on the New York Stock Exchange on that date.
     3. Vesting; Restrictions.
          (a) Shares granted pursuant to the Award shall be immediately vested on the applicable Grant Date.
          (b) For each Grant Date, the Shares issued in respect of that Grant Date shall be registered in your name in a direct registration account on the records of AIG with a legend indicating that the Shares may not be transferred from such account until the relevant Transferability Date. You shall be the beneficial owner of the Shares and shall have the rights of a shareholder of AIG with respect to the Shares, including full voting rights and the right to receive all dividends at the times and in the manner paid to shareholders generally, but (1) you shall not be entitled to delivery of Certificates representing the Shares or to transfer the Shares from the direct registration account until the relevant Transferability Date, and (2) none of the Shares may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner until the relevant Transferability Date. Promptly after the relevant Transferability Date, the legend restricting transfer of the Shares from the direct registration account shall be lifted, and thereafter, upon your request in accordance with the policies of the Company’s transfer agent then in effect, the Shares may be transferred pursuant to your instructions or Certificates representing the Shares may be delivered to you.
     4. Termination. Your rights in respect of future grants under the Award shall immediately terminate if at any time your employment with the Company terminates for any reason, except that you shall be entitled to receive a final grant of Shares determined in accordance with Paragraph 2 for any portion of your Annual Stock Salary that you had accrued through the date of your termination of employment but had not yet been paid. In addition, your right to future Annual Stock Salary under this Award Agreement will terminate on December 31, 2010.
     5. Withholding, Consents and Legends.
          (a) Unless you otherwise direct, the Company will satisfy applicable tax withholdings and make applicable deductions in respect of Annual Stock Salary earned by you over a payroll period and issue Shares pursuant to Paragraph 2(b) in respect of the remainder. In the alternative, you may remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.
          (b) In all cases, you shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that may be incurred in connection with the issuance of Shares.
          (c) Your right to receive grants of Shares pursuant to the Award is conditioned on the receipt to the reasonable satisfaction of the Committee of any required Consent that the Committee may reasonably determine to be necessary or advisable.
          (d) AIG may affix to Certificates representing Shares or to the direct registration account holding Shares issued pursuant to this Award Agreement any legend that the Committee reasonably determines to be necessary or advisable and to be consistent with the other terms of this Award Agreement (including to reflect any restrictions to which you may be subject under this Award Agreement or under a separate agreement with AIG). AIG may advise the transfer agent to place a stop transfer order against any legended Shares.
     6. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your employment.
     7. Maximum Number of Shares. Notwithstanding any other provision of this Award Agreement, in no event will more than 245,000 Shares be issuable under this Award Agreement (subject to adjustment by the Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG).
     8. Amendment; Committee Discretion. The Committee may at any time amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement with respect to amounts that you have already earned and accrued without your prior written consent (or the consent of your estate, if such consent is obtained after your death). Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee. Subject to the other provisions of this Paragraph 8, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
     9. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     10. TARP Restrictions. Compensation under this Award Agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time. You may receive compensation under this Award Agreement only to the extent that it is consistent with those regulations and requirements.
          In Witness Whereof, the Company has caused this Award Agreement to be duly executed and delivered as of November 24, 2009.

American International Group, Inc.
By:	/s/ Kathleen E. Shannon
Kathleen E. Shannon
Senior Vice President and Secretary

Recipient:	Robert H. Benmosche

Annual Stock Salary:	$4,000,000 per year

Start Date:	August 10, 2009

Agreed:	/s/ Robert H. Benmosche
Robert H. Benmosche

Glossary of Terms
The following terms shall have the meanings set forth below.
          “AIG” or the “Company” means American International Group, Inc.
          “Award” means the award of Annual Stock Salary pursuant to this Award Agreement.
          “Award Agreement” means the award agreement to which this Glossary of Terms is attached, as it may be amended, supplemented or replaced from time to time.
          “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.
          “Committee” means the Compensation and Management Resources Committee of the Board of Directors of AIG, including any substitute or successor committee or any action by the Board of Directors of AIG in the capacity of such committee.
          “Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof.
          “Consent” means, with respect to issuance of Shares or any other action pursuant to this Award Agreement, (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any other matter that the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of the action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (d) any and all consents or other documentation required by the Committee. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.
          “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a continuous period of not less than 12 months during which you qualify for income replacement benefits under AIG’s long-term disability plan for at least three months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
          “Share” means each share of Common Stock issued pursuant to this Award Agreement.
          “Transferability Date” for a grant of Shares, means the fifth anniversary of the Start Date or, if earlier, your death or Disability.